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                                                                Exhibit 6(ii)(a)

                                                         DATED: DECEMBER 1, 1995
                                                         AMENDED: MARCH 23, 1998


                                    EXHIBIT A
                                       TO
                              FOUNTAIN SQUARE FUNDS

                        ADMINISTRATIVE SERVICE AGREEMENT

                               INVESTMENT C SHARES

         This Agreement is adopted by Fountain Square Funds with respect to the Investment C Shares of the following Funds of the Trust:

                         U.S. Government Securities Fund
                                Quality Bond Fund
                               Quality Growth Fund
                                  Mid Cap Fund
                                  Balanced Fund
                             Ohio Tax Free Bond Fund
                            International Equity Fund
                               Equity Income Fund
                              Bond Fund For Income
                               Municipal Bond Fund
                                  Pinnacle Fund
                                  Cardinal Fund

         In compensation for the services provided pursuant to this Agreement, FIFTH THIRD BANK will be paid a monthly fee computed at the annual rate of up to 0.25% of the average aggregate net asset value of the Investment C Shares of each applicable Fund held during the month.

FOUNTAIN SQUARE FUNDS                                FIFTH THIRD BANK


By:  /s/ STEPHEN G. MINTOS                           By:  /s/ SCOTT N. DEGERBERG
     ---------------------                                ----------------------
     Stephen G. Mintos                                    Scott N. Degerberg
     President                                            Vice President